Exhibit 99.1

NEWS RELEASE

Otter Tail Corporation Contacts:
Amy Richardson/Communications, (701) 451-3580 or Loren Hanson/Shareholder Services, (218) 739-8481
Arvig Communication Systems Contact: Carmen McCullough, (218) 346-8161

For Immediate Release: July 1, 2005	Dateline: Fergus Falls, Minnesota

Sale of Midwest Information Systems Completed

Officials at Otter Tail Corporation announced today the completed sale of its telecommunications business, Midwest Information Systems, to Arvig Enterprises, Inc. in a cash-for-stock transaction. Otter Tail Corporation expects the sale of Midwest Information Systems will result in an after-tax gain estimated to be in the range of $.37 to $.42 per share. The closing of the transaction followed approval of the sale by the Minnesota Public Utilities Commission. Robert W. Baird & Co. acted as the financial advisor in the marketing process of the sale. Midwest Information Systems is based in Parkers Prairie, Minnesota, and includes Midwest Telephone Company and Data Video Systems in Parkers Prairie, Osakis Telephone Company in Osakis and Peoples Telephone Company in Bigfork.

Arvig Enterprises, Inc. is the parent company of Arvig Communication Systems (ACS), a full-service telecommunications provider based in Perham, Minnesota. In addition to providing voice, video and data services, ACS also offers cellular phones and service, business phone systems, web development services and more. For information on the company, visit www.arvig.com.

Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

Forward-looking Statements
 Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to a number of factors including, but not limited to, the corporation’s ongoing involvement in diversification efforts, the timing and scope of deregulation and open competition, market valuations of forward energy contracts, growth of electric revenues, impact of the investment performance of the utility’s pension plan, changes in the economy, governmental and regulatory action, including investigations commenced by one or more agencies, weather conditions, fuel and purchased power costs, environmental issues, resin prices, the availability of off-grade potatoes due to poor growing conditions, a loss of key potato growers and other factors discussed from time to time in reports the corporation files with the Securities and Exchange Commission.